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                                                                 Exhibit 11.1

                               POPE & TALBOT, INC.
                    STATEMENT SHOWING CALCULATION OF AVERAGE
                     COMMON SHARES OUTSTANDING AND EARNINGS
                            PER AVERAGE COMMON SHARE



                                          Three Months Ended
                                               March 31,
                                     ----------------------------
                                        1997              1996
                                     -----------      -----------
Weighted average number
     of common shares
     outstanding                      13,363,779       13,363,779

Application of the "treasury
     stock" method to the stock
     option plan                             993                -
                                     -----------      -----------

Total common and common
     equivalent shares,
     assuming full dilution           13,364,772       13,363,779
                                     ===========      ===========

Net income                           $ 1,378,000      $   345,000
                                     ===========      ===========

Net income per common share,
     assuming full dilution          $       .10      $       .03
                                     ===========      ===========



The computation of primary net income per common share is not included because the computation can be clearly determined from the material contained in this report.